Exhibit 4.1

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

between

WESTPAC BANKING CORPORATION

and

THE BANK OF NEW YORK MELLON

as Trustee

Dated as of November 16, 2020

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 16, 2020 (the “Fourth Supplemental Indenture”), between WESTPAC BANKING CORPORATION (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to a Third Amended and Restated Subordinated Indenture, dated as of November 9, 2018 (the “Base Indenture” and, as supplemented by this Fourth Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of Securities in one or more series as therein provided;

WHEREAS, Section 11.1(5) of the Base Indenture provides that the Company may enter into a supplemental indenture to establish the forms or terms of Securities of any series as permitted by Sections 2.1 and 3.1 therein;

WHEREAS, in connection with the issuance of the Notes (as defined herein), the Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture to establish the forms and terms of the Notes as hereinafter described; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01        General Definitions. For purposes of this Fourth Supplemental Indenture:

(a)               Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)               All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)               The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Article II
THE Notes

Section 2.01        Title of Securities. There shall be a series of Securities of the Company designated the “2.668% Subordinated Notes due 2035” (the “Notes”).

Section 2.02        Limitation of Aggregate Outstanding Principal Amount. The aggregate Outstanding Principal Amount of the Notes shall initially be limited to US$1,500,000,000. The Company may from time to time, without the consent of the Holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes in all respects or in all respects except for the Issue Date, the issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon (“Additional Notes”). Additional Notes issued in this manner will be consolidated with, and will form a single series with, the Notes, unless such Additional Notes will not be treated as fungible with the Notes for U.S. federal income tax purposes. The Notes and any such Additional Notes would rank equally and ratably.

Section 2.03        Principal Payment Date. The Outstanding Principal Amount of the Notes (together with any accrued and unpaid interest) shall be payable in a single installment on November 15, 2035 which date shall be the Stated Maturity of the Notes.

Section 2.04        Interest and Interest Rates.

(a)       From and including November 16, 2020 (the “Issue Date”), to but excluding the interest payment date on November 15, 2030 (the “Reset Date”), the Notes will bear interest on the Outstanding Principal Amount at a rate of 2.668% per year, and on and after the Reset Date until the Outstanding Principal Amount of the Notes shall have been paid or duly provided for, the Notes will bear interest on the Outstanding Principal Amount at a fixed rate per year equal to the 5-Year U.S. Treasury Rate plus the Spread (rounded to three decimal places with 0.0005 rounded upwards) (each as defined below). Interest will accrue on a Note from and including the Issue Date. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. Interest on a Note will be paid to the Person in whose name that Note was registered at the close of business on the April 30 and October 31, as the case may be, whether or not a Business Day, prior to the applicable Interest Payment Date, except that in the case of the Interest Payment Date that is also the Stated Maturity of the Notes, the interest due on such date will be paid to the Person to whom principal is payable upon surrender of such Note at a Place of Payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period less than a full interest period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual days elapsed in a partial month in such period. Subject to Section 6.1(b) of the Indenture, any payment of principal or interest required to be made on an Interest Payment Date that is not a Business Day shall be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after such Interest Payment Date to the date of payment on the next succeeding Business Day. For purposes of the Notes, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

(b)        “5-Year U.S. Treasury Rate” is calculated by the calculation agent as an interest rate expressed as a percentage determined to be the per annum rate equal to the yield to maturity for U.S. Treasury securities with a maturity of five years as published in the most recent H.15.

(c)        “H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System that establishes yield on actively traded U.S. Treasury securities under the caption “Treasury constant maturities”, or any successor site or publication that establishes yield on actively traded U.S. Treasury securities, and “most recent H.15” means the H.15 which includes a yield to maturity for U.S. Treasury securities with a maturity of five years published closest in time but prior to the Reset Determination Date.

(d)       “Reset Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Sydney, Australia, New York, New York and London, United Kingdom.

(e)       “Reset Determination Date” means the second Reset Business Day immediately preceding the Reset Date.

(f)       “Spread” means 1.750 per cent per year, being the difference between the re-offer yield on November 9, 2020 and the Benchmark 10-Year Treasury Yield at the time of pricing on November 9, 2020.

Section 2.05        Place of Payment. The Place of Payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served initially shall be the Corporate Trust Office of the Trustee maintained for that purpose in the Borough of Manhattan, City of New York.

Section 2.06        Redemption. The Company shall have the right to redeem the Notes pursuant to Sections 13.1 and 13.6 of the Indenture.

Section 2.07        Form. The Notes shall be issued initially as Registered Securities (as defined in the Indenture) in the form of one or more permanent notes in global form, without coupons, substantially in the form attached hereto as Exhibit A, deposited with The Bank of New York Mellon, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture.

Section 2.08        Denomination. The Notes shall be issuable only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officers of the Company executing the same may determine with the approval of the Trustee.

Section 2.09        Depositary. The Depository Trust Company shall be the initial Depositary for the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture, and thereafter, “Depositary” shall mean or include such successor.

Section 2.10        Discharge. The provisions of Article VII of the Indenture will apply to the Notes.

Section 2.11        Status, Non-Viability, Conversion and Write-off. The provisions of Articles IV, V and VI of the Indenture will apply to the Notes.

Article III
MISCELLANEOUS

Section 3.01        Integral Part; Effect of Supplement on Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Indenture. Except for the supplements made by this Fourth Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 3.02        Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.03        Trustee Not Responsible for Recitals. The recitals in this Fourth Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or adequacy of this Fourth Supplemental Indenture.

Section 3.04        Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one instrument.

Section 3.05        Separability. In case any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06        Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, without regard to conflict of law principles, except for the provisions relating to Articles IV, V and VI of the Base Indenture and any provisions of the Base Indenture and the Notes which relate to, or define terms used in, such Articles, which shall be governed by and construed in accordance with the laws of the State of New South Wales, Commonwealth of Australia.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Trustee have executed this Fourth Supplemental Indenture as of the date first above written.

WESTPAC BANKING CORPORATION

By:	/s/ Yvette Adiguzel
	Name:	Yvette Adiguzel
	Title:	Tier 1 Attorney

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

Exhibit A

(FORM OF FACE OF NOTE)

[THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE IN GLOBAL FORM, SUBJECT TO THE FOREGOING.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

No.	CUSIP No.
ISIN No.

WESTPAC BANKING CORPORATION

2.668% Subordinated Note due 2035

WESTPAC BANKING CORPORATION, a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of the Commonwealth of Australia and registered in New South Wales (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                            or registered assigns, the principal sum of                                       (US$            ) (such initial principal amount being the Outstanding Principal Amount at the Issue Date (as defined below) under paragraph (a) of the definition of Outstanding Principal Amount in the Indenture) as such initial principal amount may be reduced due to Conversion or Write-off upon the occurrence of a Non-Viability Trigger Event in accordance with Article V and Article VI of the Indenture or otherwise reduced in accordance with paragraph (c) of the definition of Outstanding Principal Amount in the Indenture, on November 15, 2035 (the “Stated Maturity”). From and including November 16, 2020 (the “Issue Date”), to but excluding the interest payment date on November 15, 2030 (the “Reset Date”), this Note will bear interest on the Outstanding Principal Amount at a rate of 2.668% per year, and on and after the Reset Date until the Outstanding Principal Amount of the Notes shall have been paid or duly provided for, this Note will bear interest on the Outstanding Principal Amount at a fixed rate per year equal to the 5-Year U.S. Treasury Rate plus the Spread (rounded to three decimal places with 0.0005 rounded upwards) (each as defined below). Interest will accrue on this Note from and including the Issue Date. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year (each such date, an “Interest Payment Date”), beginning on May 15, 2021. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period less than a full interest period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual days elapsed in a partial month in such period. Subject to Section 6.1(b) of the Indenture, any payment of principal or interest required to be made on an Interest Payment Date that is not a Business Day shall be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after such Interest Payment Date to the date of payment on the next succeeding Business Day. For purposes hereof, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

1 Insert in Global Notes only

“5-Year U.S. Treasury Rate” is calculated by the calculation agent as an interest rate expressed as a percentage determined to be the per annum rate equal to the yield to maturity for U.S. Treasury securities with a maturity of five years as published in the most recent H.15.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System that establishes yield on actively traded U.S. Treasury securities under the caption “Treasury constant maturities”, or any successor site or publication that establishes yield on actively traded U.S. Treasury securities, and “most recent H.15” means the H.15 which includes a yield to maturity for U.S. Treasury securities with a maturity of five years published closest in time but prior to the Reset Determination Date.

“Reset Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Sydney, Australia, New York, New York and London, United Kingdom.

“Reset Determination Date” means the second Reset Business Day immediately preceding the Reset Date.

“Spread” means 1.750 per cent per year, being the difference between the re-offer yield on November 9, 2020 and the Benchmark 10-Year Treasury Yield at the time of pricing on November 9, 2020.

Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the April 30 or October 31 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date, at the office or agency maintained for such purpose pursuant to the Indenture; provided, however, that at the option of the Company, interest on this Note may be paid (i) by check mailed to the address of the Person entitled thereto as it shall appear on the Register or (ii) to a Holder of US$1,000,000 or more in aggregate Outstanding Principal Amount of the Notes by wire transfer to an account maintained by the Person entitled thereto as specified in the Register. Any interest on this Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest shall instead be payable to the Person in whose name this Note is registered on the Special Record Date or other specified date in accordance with the Indenture. Notwithstanding the foregoing, interest payable on an Interest Payment Date that is also the Stated Maturity of this Note will be paid at such office or agency to the Person to whom the principal hereof is payable, upon surrender of this Note at such office or agency.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note, including the provisions relating to Conversion or possible Write-off upon the occurrence of a Non-Viability Trigger Event, are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this ___ day of _______________, 20___.

WESTPAC BANKING CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and issued under the within-mentioned Indenture.

The Bank of New York Mellon, as Trustee

Dated:	By:
Authorized Signatory

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of securities of the Company, issued and to be issued in one or more series under and pursuant to a Third Amended and Restated Subordinated Indenture, dated as of November 9, 2018 (the “Base Indenture”), duly executed and delivered between the Company and The Bank of New York Mellon, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture (as defined below)), as supplemented by the Fourth Supplemental Indenture, dated as of November 16, 2020, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all Indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. This Note is one of a series of securities designated on the face hereof (the “Notes”). The Notes are issued pursuant to the Indenture and are limited in aggregate Outstanding Principal Amount to US$1,500,000,000; provided, however, that the Company may from time to time, without the consent of the Holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes in all respects or in all respects except for the Issue Date, the issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the Notes, unless such additional notes will not be treated as fungible with the Notes for U.S. federal income tax purposes. The Notes and any such additional notes would rank equally and ratably.

In accordance with Articles V and VI of the Indenture, this Note is subject, upon the occurrence of a Non-Viability Trigger Event, to Conversion or possible Write-off. If this Note is Converted following a Non-Viability Trigger Event, it is likely that the Maximum Conversion Number will apply and limit the number of Ordinary Shares to be issued. In this case, the value of the Ordinary Shares received is likely to be significantly less than the Outstanding Principal Amount of this Note. The Australian Dollar may depreciate in value against the U.S. dollar by the time of Conversion. In that case, the Maximum Conversion Number is more likely to apply. If Conversion of this Note (or a percentage of the Outstanding Principal Amount of this Note) does not occur for any reason within five ASX Business Days after the Non-Viability Trigger Event Date, this Note (or a percentage of the Outstanding Principal Amount of this Note to be Converted) will be Written-off and the Holder’s rights in relation to this Note (including with respect to payments of interest or accrued interest, and the repayment of Outstanding Principal Amount and, upon Conversion, the receipt of Ordinary Shares issued in respect of this Note) will be immediately and irrevocably written-off and terminated with effect on and from the Non-Viability Trigger Event Date.

In the case of Conversion, the Company will allot and issue to each Holder of this Note the Conversion Number of Ordinary Shares for this Note (subject always to the Conversion Number being no greater than the Maximum Conversion Number).

Conversion Number means:

Conversion Number for this Note	=	Outstanding Principal Amount of this Note (translated into Australian Dollars in accordance with paragraph (b) of the definition of Outstanding Principal Amount in the Indenture where the calculation date shall be the Non-Viability Trigger Event Date)
P x VWAP

where:

Outstanding Principal Amount has the meaning given to it in Section 1.1 of the Indenture, as adjusted in accordance with Section 6.13 of the Indenture.

P means 0.99

VWAP means the VWAP during the VWAP Period, as adjusted in accordance with Article VI of the Indenture

Maximum Conversion Number means a number calculated according to the following formula:

Maximum Conversion Number for this Note	=	Outstanding Principal Amount of this Note (translated into Australian Dollars in accordance with paragraph (b) of the definition of Outstanding Principal Amount in the Indenture where the calculation date shall be the ASX Business Day prior to the Issue Date of this Note)
0.20 x Issue Date VWAP

where:

Outstanding Principal Amount has the meaning given to it in Section 1.1 of the Indenture, as adjusted in accordance with Section 6.13 of the Indenture.

Issue Date VWAP means the VWAP during the period of 20 ASX Business Days on which trading in Ordinary Shares took place immediately preceding but not including the Issue Date of this Note, as adjusted in accordance with Article VI of the Indenture.

If this Note is Converted following a Non-Viability Trigger Event, it is likely that the Maximum Conversion Number will apply and limit the number of Ordinary Shares to be issued. In this case, the value of the Ordinary Shares received is likely to be significantly less than the Outstanding Principal Amount of this Note. The Australian Dollar may depreciate in value against the U.S. dollar by the time of Conversion. In that case, the Maximum Conversion Number is more likely to apply.

In accordance with Section 5.4(a) of the Indenture, subject to any Write-off, the Holder of this Note (including each holder of beneficial interests in this Note in global form) by its purchase or holding of this Note shall be deemed to have irrevocably agreed that, upon Conversion, it consents to becoming a holder of Ordinary Shares and agrees to be bound by the constitution of the Company.

In accordance with Section 6.10 of the Indenture, Ordinary Shares issuable upon Conversion may be sold for the benefit of the Holder of this Note.

In accordance with Sections 13.1 and 13.6 of the Indenture, pursuant to the procedures set forth in Article XIII of the Indenture, if the Company has received the prior written approval of APRA (approval is at the discretion of APRA and may or may not be given), the Company may redeem the Notes, in whole, but not in part, at its option on the Reset Date, and upon the occurrence of an Adverse Tax Event or a Regulatory Event, provided that the Company has obtained, in the case of an Adverse Tax Event, a supporting opinion of legal or tax advisers of recognized standing in Australia (or, if a Relevant Transaction occurs and the home jurisdiction for tax purposes of such other entity is not Australia, legal or tax advisers of recognized standing in such other jurisdiction) or, in the case of a Regulatory Event, a supporting opinion of advisers of recognized standing in Australia or confirmation from APRA, and (i) before or concurrently with such redemption, the Company replaces this Note with a capital instrument which is of the same or better quality (for the purposes of the Prudential Standards) than this Note and the replacement of this Note is done under conditions that are sustainable for the income capacity of the Company (for the purposes of the Prudential Standards), or (ii) the Company obtains confirmation from APRA that APRA is satisfied having regard to the capital position of the Company and the Group that the Company does not have to replace this Note.

Before the Company may redeem this Note, the Company must give the Holder of this Note at least 30 days’ written notice and not more than 60 days’ written notice of its intention to redeem this Note. Upon surrender of this Note for redemption in accordance with said notice, this Note shall be paid by the Company at the Redemption Price for this Note, which shall equal 100% of the Outstanding Principal Amount of this Note. Except as provided in the next succeeding paragraph, the Company will pay to the Holder of this Note redeemed in accordance with Article XIII of the Indenture accrued but unpaid interest to, but excluding, the Redemption Date.

If this Note is called for redemption and shall not be so paid upon surrender hereof for redemption, the Outstanding Principal Amount shall, until paid, bear interest from the Redemption Date at the rate prescribed herein.

In the event of the occurrence of any Event of Default, no remedy against the Company (including, without limitation, any right to sue for a sum of damages which has the same economic effect as an acceleration of the Company’s payment obligations) shall be available to the Trustee or any Holder of this Note for the recovery of amounts owing in respect of this Note or in respect of any breach by the Company of any obligation, condition or provision binding on it under the terms of this Note other than as set forth in the Base Indenture. A Holder of this Note has no right to accelerate payment or exercise any other remedies (including any right to sue for damages) as a consequence of any default other than as set forth in the Base Indenture. In the event of a Winding-Up in Australia (but not in any other jurisdiction), this Note will become immediately due and payable, unless it has been Converted or Written-off. This shall be the only circumstance in which the payment of principal on this Note may be accelerated.

In accordance with Section 12.8 of the Indenture, the Company will pay all amounts that it is required to pay in respect of this Note without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law. In that event, the Company will pay such additional amounts as may be necessary so that the net amount received by the Holder of this Note, after such withholding or deduction, will equal the amount that the Holder of this Note would have received in respect of this Note without such withholding or deduction; provided that the Company will pay no additional amounts in respect of this Note for or on account of:

(1)	any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder, or the beneficial owner, of this Note was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein or otherwise had some connection with the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein other than merely holding this Note or receiving payments under this Note;

(2)	any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of this Note presented this Note for payment in the Commonwealth of Australia, unless the Holder was required to present this Note for payment and it could not have been presented for payment anywhere else;

(3)	any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of this Note presented this Note for payment more than 30 days after the date such payment became due and was provided for, whichever is later, except to the extent that the Holder would have been entitled to the additional amounts on presenting this Note for payment on any day during that 30 day period;

(4)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(5)	any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction;

(6)	any tax, duty, assessment or other governmental charge that would not have been imposed if the Holder, or the beneficial owner, of this Note complied with the Company’s request to provide information concerning his, her or its nationality, residence or identity or to make a declaration, claim or filing or satisfy any requirement for information or reporting that is required to establish the eligibility of the Holder, or the beneficial owner, of this Note to receive the relevant payment without (or at a reduced rate of) withholding or deduction for or on account of any such tax, duty, assessment or other governmental charge;

(7)	any tax, duty, assessment or other governmental charge that would not have been imposed but for the Holder, or the beneficial owner, of this Note being an associate of the Company’s for purposes of Section 128F of the Income Tax Assessment Act 1936 of the Commonwealth of Australia, as amended, or any successor act (the “Australian Tax Act”) (other than in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme under the Corporations Act 2001 of the Commonwealth of Australia, as amended, or any successor act);

(8)	any tax, duty, assessment or other governmental charge that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Tax Act (or any modification thereof or provision substituted therefor) by the Australian Commissioner of Taxation that such tax, duty, assessment or other governmental charge is payable in circumstances where the Holder, or the beneficial owner, of this Note is a party to or participated in a scheme to avoid such tax which the Company was not a party to;

(9)	any tax, duty, assessment or other governmental charge to, or to a third party on behalf of, a Holder of this Note, or any beneficial owner of any interest in, or rights in respect of, this Note, upon, with respect to, or by reason of, such Person being issued Ordinary Shares;

(10)	any tax, duty, assessment or other governmental charge arising under or in connection with Section 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, including any regulations or official interpretations issued, agreements (including, without limitation, intergovernmental agreements) entered into or non-U.S. laws enacted with respect thereto (“FATCA”); or

(11)	any combination of the foregoing.

Subject to the foregoing, additional amounts will also not be payable by the Company with respect to any payment on this Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settler of that fiduciary or member of that partnership or a beneficial owner, in each case, who would not have been entitled to those additional amounts had it been the actual Holder of this Note.

If, as a result of the Company’s consolidation or merger with or into an entity organized under the laws of a country other than the Commonwealth of Australia or a political subdivision of a country other than the Commonwealth of Australia or the sale, conveyance or transfer by the Company of all or substantially all its assets to such an entity, such an entity assumes the obligations of the Company, such entity will pay additional amounts on the same basis, except that references to “the Commonwealth of Australia” (other than in clause (7) above) will be treated as references to both the Commonwealth of Australia and the country in which such entity is organized or resident (or deemed resident for tax purposes).

The Company, and any other Person to or through which any payment with respect to this Note may be made, shall be entitled to withhold or deduct from any payment with respect to this Note amounts required to be withheld or deducted under or in connection with FATCA, and Holders and beneficial owners of this Note shall not be entitled to receive any gross up or other additional amounts on account of any such withholding or deduction.

All references in this Note to the payment of the principal of or interest on this Note shall be deemed to include the payment of additional amounts to the extent that, in that context, additional amounts are, were or would be payable as provided above.

The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the Holders of not less than a majority of the aggregate Outstanding Principal Amount (calculated as provided in the Indenture) of the Securities of each series adversely affected thereby to add any provisions to or to change or eliminate any provisions of the Indenture or any supplemental indenture or to modify the rights of the Holders of the Securities of each such series, provided that, without the consent of the Holder of each Outstanding Security so affected, no such modification shall (a) change the Stated Maturity of the principal of, or any instalment of interest on, any Security, provided that the Stated Maturity for the Securities may not be earlier than the fifth anniversary of the Issue Date of such series of Securities or reduce the Outstanding Principal Amount of any Security or the rate of interest thereon payable upon the redemption thereof, or change the coin or currency in which any Security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Security (or, in the case of redemption, on or after the Redemption Date), or (b) reduce the percentage in Outstanding Principal Amount of the Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or (c) change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 12.2 of the Indenture, or (d) except to the extent provided in Section 11.1(8) of the Indenture, make any change in Section 8.2, 8.7, 8.10 or 11.2 of the Indenture except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived except with the consent of the Holders of each Outstanding Security affected thereby, or (e) modify any Conversion or Write-off provision, or (f) modify the provisions of Article IV of the Indenture with respect to the subordination of Outstanding Securities of any series in a manner adverse to the Holders thereof. In addition, no amendment to the terms and conditions of a Security that at the time of such amendment qualifies as Tier 2 Capital is permitted without the prior written consent of APRA if such amendment may affect the eligibility of the Notes as Tier 2 Capital as described in the Prudential Standards. Any such consent given by the Holder of this Note shall be conclusive and binding upon such Holder and all future Holders of this Note and of any Notes issued on registration hereof, the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent is made upon this Note.

Upon surrender for registration of transfer of this Note, the Company shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, a new Note or Notes of like tenor and authorized denominations for an equal aggregate Outstanding Principal Amount in exchange herefor, subject to the limitations provided in the Indenture. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company, the Registrar or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Registrar and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or for any exchange of this Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of this Note, other than exchanges pursuant to Section 3.4 of the Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to the provisions hereof with respect to determination of the Person to whom interest is payable).

Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are to be authenticated and delivered.

No past, present or future director, officer, employee, agent, member, manager, trustee or stockholder, as such, of the Company or any successor Person shall have any liability for any obligations of the Company or any successor Person, either directly or through the Company or any successor Person, under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation, whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Note, each Holder agrees to the provisions of Section 1.13 of the Indenture and waives and releases all such liability. Such waiver and release shall be part of the consideration for the issue of the Notes.

The Notes of this series shall be issuable only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. [This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture.]2 At the option of the Holder, the Notes (except a Note in global form) may be exchanged for other Notes, of any authorized denominations and of a like aggregate Outstanding Principal Amount containing identical terms and provisions, upon surrender of the Notes to be exchanged at such office or agency.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, except for Articles IV, V and VI of the Base Indenture, AND THE PROVISIONS OF THIS NOTE RELATING TO ARTICLES IV, V AND VI of the BASE Indenture, which shall be governed by and construed in accordance with the laws of the State of New South Wales, Commonwealth of Australia.

2 Insert in Global Notes only

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Your Signature:

By:

Date:

Signature Guarantee:

By:
(Participant in a Recognized Signature Guaranty Medallion Program)

Date:

A-13